As filed with the Securities and Exchange Commission on August 31, 2012

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CreditRiskMonitor.com, Inc.
(Exact name of registrant as specified in its charter)

Nevada	36-2972588
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

704 Executive Boulevard, Suite A
Valley Cottage, New York	10989
(Address of principal executive offices)	(Zip Code)

2009 Long Term Incentive Plan
(Full title of plan)

Mr. Jerome S. Flum
Chairman and Chief Executive Officer
CreditRiskMonitor.com, Inc.
704 Executive Boulevard, Suite A
Valley Cottage, NY 10989
(Name and address of agent for service)

(845) 230-3000
(Telephone number, including area code, of agent for service)
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Copy to:
David I. Schaffer, Esq.
Meltzer, Lippe, Goldstein & Breitstone, LLP
190 Willis Avenue
Mineola, New York 11501
(516) 747-0300
Fax (516) 747-0653

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share issuable under the 2009 Long Term Incentive Plan, as amended from time to time	1,000,000	(1)	$3.95	(2)	$3,950,000.00	$452.67

Notes:

1. The employee benefit plan described herein provides for certain adjustments to the number of interests to be issued thereunder, including an annual increase in the number of shares reserved for issuance under the plan.  Such additional shares shall be covered in this registration statement pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), which provides that a registration statement on Form S-8 relating to securities to be offered pursuant to an employee benefit plan, including interests in such plan that constitute separate securities required to be registered under the Securities Act, shall be deemed to register an indeterminate amount of such plan interests.

2. The price per share set forth above in the fee calculation is based upon the average bid and asked price of a share of Common Stock of the Company on the OTCQX as of August 27, 2012 in accordance with Rule 457 promulgated under the Securities Act.

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In accordance with the provisions of Rule 462 promulgated under the Securities Act, this registration statement will become effective upon filing with the Securities and Exchange Commission (the “Commission”).

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EXPLANATORY NOTE

The Section 10(a) prospectus being delivered by CreditRiskMonitor.com, Inc. (the “Company” or the “Registrant”) to participants in the CreditRiskMonitor.com, Inc. 2009 Long Term Incentive Plan (the “Plan”) as required by Rule 428 under the Securities Act, has been prepared in accordance with the requirements of Form S-8 and relates to shares of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”), which have been reserved for issuance pursuant to the Plan. The information regarding the Plan required in the Section 10(a) prospectus is included in the documents being maintained and delivered by the Company as required by Rule 428 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Pursuant to the instructions for Form S-8, such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b), or additional information about the Plan are available without charge by contacting:

Mr. Lawrence Fensterstock, Senior Vice President
CreditRiskMonitor.com, Inc.
704 Executive Boulevard, Suite A
Valley Cottage, NY 10989
(845) 230-3000

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2011;

(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s document referred to in (a) above; and

(c)
The description of the Registrant’s Common Stock contained in the Registrant’s Definitive Registration Statement on Form SB-2, dated May 13, 1999, including any amendments thereto or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s Articles of Incorporation limit, to the maximum extent permitted by the Nevada Revised Statutes (“Nevada Law”), the personal liability of directors for monetary damages for breach of their fiduciary duties as directors.  The Company’s By-Laws provide that the Company shall indemnify its officers, directors, employees and agents to the fullest extent permitted by Nevada Law, and provide for the advancement of expenses in defending any action, suit or proceeding in advance of its final disposition, subject to delivery by an officer or director, if required by Nevada Law, of an undertaking to repay such advances if it is ultimately determined that the indemnitee is not entitled to indemnification for such expenses.  Section 78.7502 of the Nevada Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.  Nevada Law does not permit a corporation to eliminate a director’s duty of care, and the provisions of the Company’s Articles of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director’s breach of the duty of care.

The Company currently does not have separate agreements of indemnification or advancement of expenses with its directors and officers. The Company has a directors’ and officers’ insurance policy in the amount of One Million Dollars ($1,000,000) payable to the directors, officers or the Company as indemnification for certain damages or the advancement of defense costs in the event legal action is brought against any of them for alleged wrongful acts.

The foregoing discussion is necessarily subject to the complete text of the statute, the Articles of Incorporation, the By-Laws, and the policy of insurance, each of which is qualified in its entirety by reference thereto.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	2009 Long Term Incentive Plan (1)

5.1	Opinion of Meltzer, Lippe, Goldstein & Breitstone, LLP, as to the legality of the securities being offered by the Registrant

23.1	Consent of J.H. Cohn LLP with respect to the financial statements of the Registrant

23.2	Consent of Meltzer, Lippe, Goldstein & Breitstone, LLP (included in Exhibit 5.1)

(1)	Filed as an Exhibit to Registrant’s Definitive Statement on Schedule 14C filed on October 22, 2010 (File No. 1-08601) and incorporated herein by reference thereto.

Item 9.	Undertakings.

(a)  The Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valley Cottage, State of New York, on August31, 2012.

CreditRiskMonitor.com, Inc.

By:
Jerome S. Flum
Chairman of the Board & Chief Executive Officer

By:
Lawrence Fensterstock
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their indicated capacities and as of the date indicated above.

By:
Jerome S. Flum
Director

By:
Andrew J. Melnick
Director

By:
Jeffrey S. Geisenheimer
Director

By:
Joshua M. Flum
Director

By:
Richard J. James
Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	2009 Long Term Incentive Plan (1)

5.1	Opinion of Meltzer, Lippe, Goldstein & Breitstone, LLP, as to the legality of the securities being offered by the Registrant

23.1	Consent of J.H. Cohn LLP with respect to the financial statements of the Registrant

23.2	Consent of Meltzer, Lippe, Goldstein & Breitstone, LLP (included in Exhibit 5.1)

(1)	Filed as an Exhibit to Registrant’s Definitive Statement on Schedule 14C filed on October 22, 2010 (File No. 1-08601) and incorporated herein by reference thereto.